Exhibit 10.69

PRIVATE AND CONFIDENTIAL

By Hand

February 27, 2013

Sukhi Jagpal

c/o 887 Great Northern Way, Suite 101

Vancouver BC V5T 4T5

Dear Sukhi:

Re: Employment Agreement Amendment

Further to our recent discussions, this letter sets out the terms of our agreement to amend your Employment Agreement dated November 1, 2012 (the “Employment Agreement”).

Pursuant to your Employment Agreement, you have been employed in the position of Interim Chief Financial Officer since July 20, 2012. We have reached an agreement that your employment with QLT will continue with the title of your position changed to “Chief Financial Officer”.

We have agreed to amend your Employment Agreement as follows:

1.	Section 1.1. of your Employment Agreement, will be “Chief Financial Officer”.

2.	Your annual salary will be $250,000 and your target cash incentive compensation will be 35% of your annual salary pro-rated for the partial year in 2013. You will continue to be eligible for a cash incentive compensation payment based on the 25% target and your current annual salary pro-rated for the period from January 1 to the effective date of this letter.

3.	Section 3.1 is amended by replacing all of the current Section 3.1 with the following:

3.1 Termination by Employee. The Employee may at any time terminate his employment upon giving QLT 60 days’ prior written notice of the effective date of his resignation. If the Employee provides 60 days’ notice in writing of his resignation, the Employee will receive the severance entitlements in accordance with section 3.2, paid out as lump sum payment of salary in lieu of notice and not working notice. QLT may in its discretion waive all or any part of the 60 day notice period in which case the employment of the Employee will terminate on the earlier day selected by QLT and the Employee will not be entitled to compensation for the balance of the notice period.

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Sukhi Jagpal Page 2	PRIVATE AND CONFIDENTIAL

4.	Except as and only to the extent amended by this letter, your Employment Agreement will continue to apply to your employment with QLT Inc.

The amendments in this letter will become effective on February 27, 2013. Please confirm your agreement to these amendments to your Employment Agreement by signing where indicated below and returning to us a copy of this letter.

If you have any questions, please contact me.

Yours truly,

QLT Inc.

/s/ Jeffrey Meckler	February 27, 2013
Jeffrey Meckler
Director and Chair, Executive Transition Committee

I confirm that I have agreed to the amendments to my Employment Agreement dated November 1, 2012 on the terms and conditions set out above.

/s/ Sukhi Jagpal	February 27, 2013
Sukhi Jagpal

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